Exhibit 99.1


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Contact:   Rubenstein Associates
           Robert Solomon: (212) 843-8050


Capital Trust, Inc. Announces Offering of $276 million of Collateralized Debt Obligations
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        NEW YORK, NY - June 14, 2004 - Capital Trust, Inc. (NYSE: CT) announced today a proposed offering of approximately $276 million aggregate principal amount of non-recourse collateralized debt obligations through two of its subsidiaries, Capital Trust RE CDO 2004-1 Ltd. (the "Issuer") and Capital Trust RE CDO 2004-1 Corp. (the "Co-Issuer" and together with the Issuer, the "Co-Issuers"). The offering of the notes evidencing the collateralized debt obligations (the "Notes") will be made to certain initial purchasers pursuant to a private placement. The Notes will be issued by the Co-Issuers under a common indenture and will be secured directly or indirectly by a portfolio of participation interests in commercial mortgage loans, commercial mortgaged-backed securities and mezzanine loans sold to the Issuer by GMAC Commercial Mortgage Corporation ("GMAC"), Capital Trust and other sellers from time to time, including approximately $277 million and $47 million of such assets to be sold by GMAC and Capital Trust, respectively, upon the closing of the offering.

        The initial purchasers will sell or offer the Notes within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the "Securities Act") and outside the United States in accordance with Regulation S under the Securities Act.

        Capital Trust expects to purchase all of the below investment grade Notes and the entire residual equity interest in the assets collateralizing the Notes with an aggregate issue price of approximately $68 million plus capitalized fees and transaction costs. Capital Trust's wholly owned subsidiary, CT Investment Management Co. LLC, will serve as the collateral manager of the collateral securing the Notes.

        Capital Trust expects to account for the transaction as a financing and record on its balance sheet the face amount of underlying collateral assets and the liabilities arising under the Notes.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchaser only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the



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Securities Act. Unless so registered, the Notes cannot be offered or sold in the
United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                                       ***

        The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, continued performance, asset/liability mix, effectiveness of the Company's hedging strategy and rate of repayment of the Company's portfolio assets, as well as other risks indicated from time to time in the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.